EXHIBIT 95.1

Certain of the Registrant’s operations located in the United States are subject to the U.S. Federal Mine Safety and Health Act (the “Mine Act”) and are subject to regulation by the U.S. Mine Safety and Health Administration (“MSHA”).  MSHA inspects these facilities on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act.  Whenever MSHA issues a citation or order, it also generally proposes a civil penalty, or fine, related to the alleged violation.  Citations or orders can be contested and appealed.

The following table and other data present the mine safety information related to our U.S. operations as required by section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the twelve months ended December 31, 2013.

Mine or Operation	Section 104 S&S Citations(1)	Section 104(b) Orders(2)	Section 104(d) Citations and Orders(3)	Section 110(b)(2) Violations(4)	Section 107(a) Imminent Danger Orders(5)	Total Value of MSHA Assessments Proposed(6)	Mining-related Fatalities	Legal Actions Pending as of Last Day of 2013	Legal actions instituted during 2013	Legal actions resolved during 2013
Red Dog	3	0	0	0	0	$4,704	0	0	0	3
Pend Oreille	1	0	0	0	0	$543	0	0	0	0

(1)
Total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Act for which the operator received a citation from MSHA.  This total includes any citations or orders listed under the column headed “Section 104(d) Citations and Orders”.

(2)	Total number of orders under section 104(b) of the Mine Act.

(3)	Total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.

(4)	Flagrant violations identified by MSHA under section 110(b)(2) of the Mine Act.

(5)	Orders issued by MSHA under section 107(a) of the Mine Act for situations in which MSHA determined an “imminent danger” (as defined by MSHA) existed.

(6)
Represents the total dollar value of the proposed assessments from MSHA under the Mine Act during the twelve months ended December 31, 2013 relating to any type of violation during the period covered by this report, regardless of whether the Registrant has challenged or appealed the assessment.

During the year ended December 31, 2013, none of the mines operated by us received written notice from MSHA of (a) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under section 104(e) of the Mine Act or (b) the potential to have such a pattern.